Exhibit 99.1

Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	October 21, 2004

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR THE THIRD QUARTER;
THIRD QUARTER NET EARNINGS UP 32%

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record net income of $13.1 million for the quarter ended September 30, 2004, an increase of $3.2 million, or 32%, over the $9.9 million recorded in the third quarter of 2003. On a per share basis, net income for the third quarter of 2004 totaled $0.60 per diluted common share, a $0.07 per share, or a 13%, increase as compared to the 2003 third quarter total of $0.53 per diluted common share. The return on average equity for the third quarter of 2004 stood at 13.56% versus 15.24% for the third quarter of 2003.

     For the first nine months of 2004, net income totaled $37.2 million an increase of $10.0 million, or 37%, over the $27.2 million recorded in the first nine months of 2003. On a year-to-date basis, net income per diluted share in 2004 totaled $1.71, a $0.25 per share, or 17%, increase as compared to the net income per diluted share of $1.46 in 2003. Return on average equity for the first nine months of 2004 was 13.46% versus 14.92% for the same period of 2003.

     “We are pleased to report another quarter of record results. Credit quality, both in terms of the level of non-performing loans and net loans charged off, remained favorable in the third quarter and continued to benefit the financial results,” commented Edward J. Wehmer, President and Chief Executive Officer. He added, “We are poised to continue to expand into new markets in Northfield, Mundelein and Wheaton with the acquisition at the end of September of Northview Bank and Trust. Additional expansion will occur in the Milwaukee and Madison, Wisconsin markets through the acquisition of Town Bank on October 15, 2004. On that same day, we announced an agreement to acquire Antioch Holding Company, the parent company of State Bank of The Lakes with Illinois locations in Antioch, Lindenhurst, Grayslake, Spring Grove and a location under construction in McHenry.”

     Mr. Wehmer continued that, “Although we have been active on the acquisition front, we continue to invest heavily into de novo branch openings and are strong proponents of continuing de novo bank and branch growth. During 2004, we expect to have opened 8 additional bank and branch locations on a de novo basis and to have begun development on two more, the most in any year for Wintrust. Although these de novo branches initially have a negative impact on corporate earnings, we are firm believers that de novo growth will provide value to the franchise and to shareholder value over time. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2004 of $2.30 to $2.38 per share.”

     During the third quarter, in addition to the locations added by the Northview Bank and Trust acquisition, the Company opened the Lake Villa Bank & Trust (a branch of Libertyville Bank & Trust Company) in Lake Villa, Illinois.

     Wintrust’s key operating measures and growth rates for 2004 as compared to the prior year are shown in the table below:

	Nine Months	Nine Months
	Ended	Ended	% or
	September 30,	September 30,	basis point (bp)
(Dollars in thousands, except per share data)	2004	2003	change
Net income	$37,163	$27,189		37%
Net income per common share — Diluted	$1.71	$1.46		17%
Net revenue (1)	$173,947	$142,114		22%
Net interest income	$112,319	$86,823		29%
Net interest margin (4)	3.16%	3.20%	(4	) bp
Core net interest margin (2) (4)	3.30%	3.32%	(2	) bp
Net overhead ratio (3)	1.25%	1.21%	4	bp
Return on average assets	0.95%	0.91%	4	bp
Return on average equity	13.46%	14.92%	(146	) bp
At end of period
Total assets	$5,817,286	$4,304,877		35%
Total loans	$4,000,175	$2,949,143		36%
Total deposits	$4,751,593	$3,529,196		35%
Total equity	$430,153	$299,874		43%
Book value per common share	$20.42	$15.87		29%
Market price per common share	$57.28	$37.80		52%
Common shares outstanding	21,064,496	18,898,408		11%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions and Stock Offering — Impacting Comparative Financial Results

     On September 26, 2003, Wintrust announced the completion of the sale of 1,377,108 common shares, including the underwriters’ over-allotment option, of common stock in connection with the Company’s underwritten public offering. The offering was priced at $35.80 per share, and all of the shares were newly issued. Net proceeds to the Company from the sale, after deducting the underwriting discount and estimated offering expenses, were approximately $46.1 million.

     On October 1, 2003, Wintrust announced the completion of its acquisition of 100% of the ownership interest of Advantage National Bancorp, Inc. (“Advantage”) in a stock merger transaction (issued 670,875 shares of common stock). Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. Advantage National Bank is a de novo bank that began operations in January, 2001 and had total assets of approximately $237 million as of September 30, 2004.

     On December 5, 2003, Wintrust announced the completion (effective date of December 1, 2003) of its acquisition of 100% of the ownership interest of Village Bancorp, Inc. (“Village”) in a stock merger transaction (issued 257,202 shares of common stock). Village is the parent company of Village Bank and Trust—Arlington Heights (“Village Bank”) that has locations in Arlington Heights and Prospect Heights, Illinois. Village Bank began operations as a de novo bank in 1995 and had total assets of approximately $164 million as of September 30, 2004.

     On May 19, 2004, Wintrust announced the completion (effective date of May 1, 2004) of its acquisition of 100% of the ownership interest of SGB Corporation d/b/a WestAmerica Mortgage Company (“WAMC”) and Guardian Real Estate Services, Inc. (“Guardian”), in stock (issued a total of 180,438 shares of common stock) and cash merger transactions. WAMC engages primarily in the origination and purchase of residential mortgages for sale into the secondary market. WAMC’s operations are conducted out of its offices maintained in Oakbrook Terrace, Illinois with accounting, administrative and secondary marketing operations located in Greenwood Village, Colorado. Guardian provides document preparation and other loan closing services to WAMC and its mortgage broker affiliates. Guardian has its headquarters in Oakbrook Terrace, Illinois.

     On September 30, 2004, Wintrust announced the completion of its acquisition of 100% of the ownership interest of Northview Financial Corporation (“Northview”) in a stock and cash merger transaction (issued 475,148 shares of common stock.) Northview was the parent company of Northview Bank and Trust (“Northview Bank”) that has locations in Northfield, Mundelein and Wheaton, Illinois and Northview Mortgage, LLC. Northview Bank is a de novo bank that began operations in 1993 and had total assets of approximately $372 million as of September 30, 2004.

     The results of operations of Advantage, Village, WAMC, Guardian and Northview are included only since their respective effective dates of acquisition.

Financial Overview

     Total assets rose to $5.82 billion at September 30, 2004, an increase of $1.51 billion, or 35%, compared to $4.30 billion a year ago. Total deposits as of September 30, 2004 were $4.75 billion, an increase of $1.22 billion, or 35%, as compared to $3.53 billion at September 30, 2003. Total loans grew to $4.00 billion as of September 30, 2004, a $1.05 billion, or 36%, increase over the $2.95 billion balance as of a year ago. At their effective dates of acquisition, Advantage, Village, WAMC, Guardian and Northview combined, contributed approximately $694 million, $462 million and $388 million of the total asset growth, total deposit growth and total loan growth, respectively.

     For the third quarter of 2004, net interest income totaled $39.1 million, increasing $7.2 million, or 23%, compared to the third quarter of 2003. Average earning assets grew $1.10 billion over the third quarter of 2003, a 29% increase. Loans accounted for $735 million and liquidity management assets accounted for $361 million of the total average earning asset growth compared to the third quarter of 2003. For the first nine months of 2004, net interest income totaled $112.3 million, increasing $25.5 million, or 29%, compared to the first nine months of 2003.

     The provision for loan losses totaled $1.3 million for the third quarter of 2004 compared to $2.9 million for the third quarter of 2003. On a year-to-date basis, the provision for loan losses totaled $5.0 million for the first nine months of 2004 compared to $8.4 million for the first nine months of 2003. The lower provision for loan losses in 2004 is primarily a result of an improving level of non-performing loans and a much reduced level of net loan charge-offs.

     The net interest margin for the third quarter of 2004 was 3.16%, compared to 3.31% in the third quarter of 2003 and 3.12% in the second quarter of 2004. The net interest margin improved four basis points in the third quarter of 2004 compared to the second quarter of 2004 as the yield on earning assets increased by 14 basis points, the rate paid on interest-bearing liabilities increased by 11 basis points and the contribution from net free funds improved by one basis point. The earning asset yield improvement in the third quarter of 2004 compared to the second quarter of 2004 was attributable to a 21 basis point increase in the yield on liquidity management assets and a 13 basis point increase in the yield on loans. The liquidity management asset yield increased as a result of a larger volume of higher yielding, longer term securities in the third quarter of 2004 as compared to the third quarter of 2003. The higher loan yield is reflective of the three 25 basis point increases affected by the Federal Reserve Bank between June 30, 2004 and September 21, 2004 offset somewhat by continued competitive pricing pressures in the premium finance industry and lower delinquency fees as the premium finance portfolio credit quality improved. The interest-bearing liability rate increase of 11 basis points was due to higher costs of deposits in the third quarter as Treasury-based deposit products re-priced in advance of both rate increases announced by the Federal Reserve Bank on August 10, 2004 and September 21, 2004, promotional pricing activities associated with opening additional branches in communities not currently served by Wintrust and the extension of maturities on fixed maturity time deposits in anticipation of continued rate increases. Overall, the Company believes it is well positioned for future rate increases.

     Non-interest income totaled $21.4 million in the third quarter of 2004, increasing $3.0 million, or 16%, compared to the third quarter of 2003. Non-interest expense totaled $38.5 million in the third quarter of 2004, increasing $6.6 million, or 21%, over the third quarter of 2003. The net overhead ratio for the third quarter of 2004 was 1.25% compared to 1.27% for the third quarter of 2003. On a year-to-date basis, non-interest income totaled $61.6 million in 2004, increasing $6.3 million, or 11%, compared to 2003, while non-interest expense totaled $110.1 million in 2004, increasing $18.9 million, or 21%, over 2003.

     Non-performing assets totaled $19.5 million, or 0.33% of total assets, at September 30, 2004, compared to $24.1 million, or 0.51% of total assets, at December 31, 2003 and $14.7 million, or 0.34% of total assets, at September 30, 2003. Net charge-offs for the third quarter of 2004 were five basis points compared to 19 basis points in the third quarter of 2003. On a year-to-date basis, net loan charge-offs declined to six basis points, compared to 19 basis points in 2003. Total non-performing assets were impacted in the third quarter by the addition of $2.2 million from the Northview acquisition at September 30, 2004. Non-performing assets at September 30, 2004, remain at levels that the Company believes make monitoring and collection of the non-performing assets very manageable.

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 12 suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located primarily in high income retail markets — Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Northview Bank and Trust in Northfield and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Downers Grove, Glencoe, Gurnee, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, McHenry, Mundelein, Prospect Heights, Ravinia, Riverside, Roselle, Skokie, Wauconda, Western Springs, Wheaton and Winnetka, and in Madison, Wisconsin.

     Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its mortgage broker affiliates. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Northview Bank & Trust’s locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     Currently, Wintrust operates a total of 49 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Selected Financial Condition Data (at end of period):
Total assets	$5,817,286	$4,304,877
Total loans	4,000,175	2,949,143
Total deposits	4,751,593	3,529,196
Long-term debt — trust preferred securities	146,465	76,512
Total shareholders’ equity	430,153	299,874

Selected Statements of Income Data:
Net interest income	$39,091	$31,890	$112,319	$86,823
Net revenue (1)	60,538	50,333	173,947	142,114
Income before taxes	20,815	15,586	58,818	42,453
Net income	13,075	9,907	37,163	27,189
Net income per common share — Basic	0.64	0.56	1.83	1.56
Net income per common share — Diluted	0.60	0.53	1.71	1.46

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.16%	3.31%	3.16%	3.20%
Core net interest margin (2) (5)	3.32	3.44	3.30	3.32
Non-interest income to average assets	1.57	1.75	1.58	1.86
Non-interest expense to average assets	2.82	3.02	2.83	3.07
Net overhead ratio (3)	1.25	1.27	1.25	1.21
Efficiency ratio (4) (5)	64.29	63.08	63.74	64.23
Return on average assets	0.96	0.94	0.95	0.91
Return on average equity	13.56	15.24	13.46	14.92
Average total assets	$5,430,749	$4,181,703	$5,200,458	$3,975,136
Average total shareholders’ equity	383,534	257,897	368,793	243,706
Average loans to average deposits ratio	87.0%	88.9%	88.1%	87.1%

Common Share Data at end of period:
Market price per common share	$57.28	$37.80
Book value per common share	$20.42	$15.87
Common shares outstanding	21,064,496	18,898,408
Other Data at end of period:
Allowance for loan losses	$31,408	$22,760
Non-performing assets	$19,471	$14,697
Allowance for loan losses to total loans	0.79%	0.77%
Non-performing assets to total assets	0.33%	0.34%
Number of:
Bank subsidiaries	11	7
Non-bank subsidiaries	10	7
Banking offices	47	32

(1)	Net revenue includes net interest income and non-interest income.

(2)	The core net interest margin excludes the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2004	2003	2003
Assets
Cash and due from banks	$117,397	$111,929	$128,789
Federal funds sold and securities purchased under resale agreements	255,885	56,620	147,718
Interest-bearing deposits with banks	19,736	6,228	5,535
Available-for-sale securities, at fair value	928,825	906,881	714,412
Trading account securities	3,884	3,669	4,251
Brokerage customer receivables	33,386	33,912	32,549
Mortgage loans held-for-sale	80,074	24,041	65,240
Loans, net of unearned income	4,000,175	3,297,794	2,949,143
Less: Allowance for loan losses	31,408	25,541	22,760

Net loans	3,968,767	3,272,253	2,926,383
Premises and equipment, net	176,943	156,714	145,256
Accrued interest receivable and other assets	136,736	123,063	102,459
Goodwill	91,024	48,490	30,026
Other intangible assets	4,629	3,598	2,259

Total assets	$5,817,286	$4,747,398	$4,304,877

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$449,343	$360,666	$332,538
Interest bearing	4,302,250	3,515,955	3,196,658

Total deposits	4,751,593	3,876,621	3,529,196
Notes payable	1,000	26,000	26,000
Federal Home Loan Bank advances	264,104	144,026	140,000
Subordinated notes	50,000	50,000	50,000
Other borrowings	44,043	78,069	64,098
Long-term debt — trust preferred securities	146,465	96,811	76,512
Accrued interest payable and other liabilities	129,928	126,034	119,197

Total liabilities	5,387,133	4,397,561	4,005,003

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	21,064	20,066	18,898
Surplus	287,547	243,626	205,238
Common stock warrants	993	1,012	1,030
Retained earnings	125,395	92,301	81,372
Accumulated other comprehensive loss	(4,846)	(7,168)	(6,664)

Total shareholders’ equity	430,153	349,837	299,874

Total liabilities and shareholders’ equity	$5,817,286	$4,747,398	$4,304,877

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2004	2003	2004	2003
Interest income
Interest and fees on loans	$54,422	$45,498	$153,867	$128,327
Interest bearing deposits with banks	12	40	50	97
Federal funds sold and securities purchased under resale agreements	152	346	566	1,816
Securities	10,367	6,257	29,069	17,626
Trading account securities	26	28	99	112
Brokerage customer receivables	398	303	1,032	999

Total interest income	65,377	52,472	184,683	148,977

Interest expense
Interest on deposits	21,044	16,535	57,909	50,650
Interest on Federal Home Loan Bank advances	2,186	1,489	5,752	4,419
Interest on notes payable and other borrowings	346	638	1,476	2,013
Interest on subordinated notes	723	713	2,130	1,782
Interest on long-term debt — trust preferred securities	1,987	1,207	5,097	3,290

Total interest expense	26,286	20,582	72,364	62,154

Net interest income	39,091	31,890	112,319	86,823
Provision for loan losses	1,258	2,909	5,020	8,402

Net interest income after provision for loan losses	37,833	28,981	107,299	78,421

Non-interest income
Wealth management fees	7,163	7,716	23,659	20,669
Mortgage banking revenue	5,292	5,079	12,549	14,877
Service charges on deposit accounts	998	890	2,944	2,611
Gain on sale of premium finance receivables	1,827	1,200	5,365	3,470
Administrative services revenue	1,040	1,019	2,927	3,178
Net available-for-sale securities gains	878	31	1,731	637
Other	4,249	2,508	12,453	9,849

Total non-interest income	21,447	18,443	61,628	55,291

Non-interest expense
Salaries and employee benefits	23,768	19,957	66,841	55,673
Equipment expense	2,275	1,968	6,626	5,727
Occupancy, net	2,529	1,841	7,026	5,626
Data processing	1,257	1,114	3,909	3,193
Advertising and marketing	785	602	2,376	1,645
Professional fees	1,289	862	3,432	2,565
Amortization of other intangible assets	194	150	587	448
Other	6,368	5,344	19,312	16,382

Total non-interest expense	38,465	31,838	110,109	91,259

Income before taxes	20,815	15,586	58,818	42,453
Income tax expense	7,740	5,679	21,655	15,264

Net income	$13,075	$9,907	$37,163	$27,189

Net income per common share — Basic	$0.64	$0.56	$1.83	$1.56

Net income per common share — Diluted	$0.60	$0.53	$1.71	$1.46

Cash dividends declared per common share	$0.10	$0.08	$0.20	$0.16

Weighted average common shares outstanding	20,541	17,617	20,347	17,445
Dilutive potential common shares	1,345	1,199	1,327	1,137

Average common shares and dilutive common shares	21,886	18,816	21,674	18,582

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles (“GAAP”), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more complete view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three and nine month periods ended September 30, 2004 and 2003.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis (“FTE”). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the interest expense associated with the Company’s Long-term Debt — Trust Preferred Securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2004	2003	2004	2003
(A) Interest income (GAAP)	$65,377	$52,472	$184,683	$148,977
Taxable-equivalent adjustment — Loans	123	109	330	375
Taxable-equivalent adjustment — Liquidity management assets	39	47	173	180
Taxable-equivalent adjustment — Other earning assets	10	11	39	50

Interest income — FTE	$65,549	$52,639	$185,225	$149,582
(B) Interest expense (GAAP)	26,286	20,582	72,364	62,154

Net interest income — FTE	$39,263	$32,057	$112,861	$87,428

(C) Net interest income (GAAP) (A minus B)	$39,091	$31,890	$112,319	$86,823
Net interest income — FTE	$39,263	$32,057	$112,861	$87,428
Add: Net interest expense on long-term debt — trust preferred securities, (1)	1,919	1,214	4,938	3,290

Core net interest income — FTE (2)	$41,182	$33,271	$117,799	$90,718

(D) Net interest margin (GAAP)	3.15%	3.30%	3.14%	3.18%
Net interest margin — FTE	3.16%	3.31%	3.16%	3.20%
Core net interest margin — FTE (2)	3.32%	3.44%	3.30%	3.32%
(E) Efficiency ratio (GAAP)	64.47%	63.29%	63.94%	64.50%
Efficiency ratio — FTE	64.29%	63.08%	63.74%	64.23%

(1)	Interest expense from the long-term debt — trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2004	2003	2003	2003 (1)	2003
Balance:
Commercial and commercial real estate	$2,161,971	$1,648,022	$1,436,123	41.7%	50.5%
Home equity	552,382	466,812	434,524	24.5	27.1
Residential real estate	223,713	173,625	151,606	38.5	47.6
Premium finance receivables	764,853	746,895	678,267	3.2	12.8
Indirect auto loans	178,285	174,071	166,560	3.2	7.0
Tricom finance receivables	31,413	25,024	26,275	34.1	19.6
Other loans	87,558	63,345	55,788	51.1	56.9

Total loans, net of unearned income	$4,000,175	$3,297,794	$2,949,143	28.4%	35.6%

Mix:
Commercial and commercial real estate	54%	50%	49%
Home equity	14	14	15
Residential real estate	6	5	5
Premium finance receivables	19	23	23
Indirect auto loans	4	5	5
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

DEPOSITS

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2004	2003	2003	2003 (1)	2003
Balance:
Non-interest bearing	$449,343	$360,666	$332,538	32.8%	35.1%
NOW	547,534	407,803	399,797	45.8	37.0
Wealth Management deposits (2)	364,011	338,479	260,430	10.1	39.8
Money market	578,167	470,849	428,535	30.4	34.9
Savings	210,236	183,394	159,950	19.6	31.4
Time certificate of deposits	2,602,302	2,115,430	1,947,946	30.7	33.6

Total deposits	$4,751,593	$3,876,621	$3,529,196	30.1%	34.6%

Mix:
Non-interest bearing	9%	9%	10%
NOW	12	10	11
Wealth Management deposits (2)	8	9	7
Money market	12	12	12
Savings	4	5	5
Time certificate of deposits	55	55	55

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME

The following table sets forth a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the periods presented:

	For the Three Months Ended			For the Three Months Ended
	September 30, 2004			September 30, 2003
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,084,180	10,570	3.88%	$723,382	$6,690	3.67%
Other earning assets (2) (3) (8)	39,292	434	4.39	35,740	342	3.80
Loans, net of unearned income (2) (4) (8)	3,812,734	54,545	5.69	3,077,798	45,607	5.88

Total earning assets (8)	$4,936,206	$65,549	5.28%	$3,836,920	$52,639	5.44%

Allowance for loan losses	(29,584)			(22,228)
Cash and due from banks	100,436			84,083
Other assets	423,691			282,928

Total assets	$5,430,749			$4,181,703

Interest-bearing deposits	$3,952,110	$21,044	2.12%	$3,132,445	$16,535	2.09%
Federal Home Loan Bank advances	244,017	2,186	3.56	140,000	1,489	4.22
Notes payable and other borrowings	97,561	346	1.41	108,229	638	2.34
Subordinated notes	50,000	723	5.66	50,000	713	5.58
Long-term debt — trust preferred securities	139,838	1,987	5.68	76,816	1,207	6.29

Total interest-bearing liabilities	$4,483,526	$26,286	2.33%	$3,507,490	$20,582	2.33%

Non-interest bearing deposits	432,695			330,623
Other liabilities	130,994			85,693
Equity	383,534			257,897

Total liabilities and shareholders’ equity	$5,430,749			$4,181,703

Interest rate spread (5) (8)			2.95%			3.11%
Net free funds/contribution (6)	$452,680		0.21	$329,430		0.20

Net interest income/Net interest margin (8)		$39,263	3.16%		$32,057	3.31%

Core net interest margin (7) (8)			3.32%			3.44%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2004 and 2003 were $172,000 and $167,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2004 totaled $39.3 million, an increase of $7.2 million, or 22%, as compared to the $32.1 million recorded in the same quarter of 2003. Average loans in the third quarter of 2004 increased $735 million, or 24%, over the third quarter of 2003.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2004 the net interest margin was 3.16%, a decrease of 15 basis points when compared to the net interest margin of 3.31% in the prior year third quarter, and a four basis point increase when compared to the net interest margin of 3.12% in the second quarter of 2004. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.32% for the third quarter of 2004 and 3.44% for the third quarter of 2003. The net interest margin increase of four basis points in the third quarter of 2004 compared to the second quarter of 2004 resulted as the yield on earning assets increased by 14 basis points, the rate paid on interest-bearing liabilities increased by 11 basis points and the contribution from net free funds increased by one basis point. The earning asset yield increase was attributable to a 21 basis point increase in yield on liquidity management assets and a 13 basis point increase in the yield on loans. The liquidity management asset yield increased as a result of a larger volume of higher yielding, longer term securities in the third quarter of 2004 as compared to the third quarter of 2003. The higher loan yield is reflective of the three 25 basis point increases affected by the Federal Reserve Bank between June 30, 2004 and September 21, 2004 offset somewhat by continued competitive pricing pressures in the premium finance industry and lower delinquency fees as the premium finance portfolio credit quality improved. The interest-bearing liability rate increase of 11 basis points was due higher costs of deposits in the third quarter as Treasury-based deposit products re-priced in advance of both rate increases announced by the Federal Reserve Bank on August 10, 2004 and September 21, 2004, promotional pricing activities associated with opening additional branches in communities not currently served by Wintrust and the extension of maturities on fixed maturity time deposits in anticipation of continued rate increases.

The yield on total earning assets for the third quarter of 2004 was 5.28% as compared to 5.44% in 2003 and 5.14% in the second quarter of 2004. The decrease of 16 basis points from the third quarter of 2003 resulted primarily from the effects of competitive market pressures on loan rates offset somewhat by the rising interest rate environment in the third quarter of 2004. The third quarter 2004 yield on loans was 5.69%, a 19 basis point decrease when compared to the prior year third quarter yield of 5.88% and a 13 basis point increase compared to the second quarter of 2004. Average loans comprised approximately 77% of total average earning assets in the third quarter of 2004 and 80% in the third quarter of 2003, tempering somewhat the impact of the rising interest rate environment between the two periods. Average liquidity management assets (primarily investment securities) increased $361 million over the third quarter of 2003. The Company strives to maintain an average loan to average deposit ratio between 85-90%.

The rate paid on interest-bearing deposits increased three basis points to 2.12% in the third quarter of 2004 compared to 2.09% in the third quarter of 2003. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes and other borrowings, declined to 3.29% in the third quarter of 2004 compared to 3.77% in the third quarter of 2003 as a result of lower average rates paid on Federal Home Loan Bank advances and the additional trust preferred borrowings added in the second half of 2003 and first half of 2004. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position, funding at the Wayne Hummer Companies and for general corporate purposes.

The $7.2 million increase in net interest income for the third quarter of 2004 compared to the third quarter of 2003, was attributable to $8.2 million related to increased volumes offset by a $944,000 decrease attributable to a decrease in the interest rate spread. The $2.4 million increase in net interest income compared to the second quarter of 2004 was primarily attributable to $1.3 million related to increased volumes, $708,000 positive impact due to the three basis point increase in the interest rate spread and $401,000 attributable to one extra day in the third quarter.

The following table sets forth a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the periods presented:

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2004			September 30, 2003
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,047,334	$29,858	3.81%	$731,383	$19,719	3.60%
Other earning assets (2) (3) (8)	38,045	1,170	4.11	38,943	1,161	3.99
Loans, net of unearned income (2) (4) (8)	3,688,532	154,197	5.58	2,881,317	128,702	5.97

Total earning assets (8)	$4,773,911	$185,225	5.18%	$3,651,643	$149,582	5.48%

Allowance for loan losses	(28,262)			(20,685)
Cash and due from banks	101,741			77,617
Other assets	353,068			266,561

Total assets	$5,200,458			$3,975,136

Interest-bearing deposits	$3,813,646	$57,909	2.03%	$2,993,849	$50,650	2.26%
Federal Home Loan Bank advances	207,890	5,752	3.70	140,000	4,419	4.22
Notes payable and other borrowings	141,538	1,476	1.39	97,992	2,013	2.75
Subordinated notes	50,000	2,130	5.60	39,103	1,782	6.01
Long-term debt — trust preferred securities	120,247	5,097	5.65	66,275	3,290	6.62

Total interest-bearing liabilities	$4,333,321	$72,364	2.23%	$3,337,219	$62,154	2.49%

Non-interest bearing deposits	372,994			314,071
Other liabilities	125,350			80,140
Equity	368,793			243,706

Total liabilities and shareholders’ equity	$5,200,458			$3,975,136

Interest rate spread (5) (8)			2.95%			2.99%
Net free funds/contribution (6)	$440,590		0.21	$314,424		0.21

Net interest income/Net interest margin (8)		$112,861	3.16%		$87,428	3.20%

Core net interest margin (7) (8)			3.30%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2004 and 2003 were $542,000 and $605,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Tax-equivalent net interest income for the nine months ended September 30, 2004 totaled $112.9 million, an increase of $25.4 million, or 29%, as compared to the $87.4 million recorded in the same period of 2003. The year-to-date net interest margin was 3.16%, a decrease of four basis points when compared to the net interest margin of 3.20% in the prior year.

NON-INTEREST INCOME

For the third quarter of 2004, non-interest income totaled $21.5 million and increased $3.0 million compared to the prior year third quarter. The increase in non-interest income is primarily a result of higher gain on sale of premium finance receivables, higher levels of fees on covered call transactions, increased net securities gains and the impact of the recent acquisitions. The additional non-interest income added by the acquisitions of Advantage, Village, WAMC and Guardian helped offset the decline in mortgage banking revenue at the Wintrust banking subsidiaries and the decline in revenue from retail brokerage trading in the debt and equity markets. The acquisitions contributed $4.9 million of non-interest income ($4.0 million in mortgage banking revenue, $101,000 in service charges on deposits, $5,000 in securities gains and $822,000 in other) in the third quarter of 2004. Non-interest income as a percentage of net revenue decreased to 35% in the third quarter of 2004, down from 37% in the third quarter of 2003.

The following table sets forth non-interest income by category for the periods presented:

	Three Months Ended
	September 30,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Brokerage	$4,984	$5,681	$(697)	(12.3)%
Trust and asset management	2,179	2,035	144	7.1

Total wealth management	7,163	7,716	(553)	(7.2)

Mortgage banking revenue	5,292	5,079	213	4.2
Service charges on deposit accounts	998	890	108	12.1
Gain on sale of premium finance receivables	1,827	1,200	627	52.2
Administrative services revenue	1,040	1,019	21	2.1
Net available-for-sale securities gains	878	31	847	N/M
Other:
Fees from covered call and put options	2,669	1,278	1,391	108.8
Bank Owned Life Insurance	520	492	28	5.9
Miscellaneous	1,060	738	322	43.6

Total other	4,249	2,508	1,741	69.4

Total non-interest income	$21,447	$18,443	$3,004	13.3%

N/M — % change not meaningful to analysis

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management fees totaled $7.2 million in the third quarter of 2004, a $553,000 decrease from the $7.7 million recorded in the third quarter of 2003. Revenue from retail brokerage trading in the debt and equity markets declined $697,000 when compared to the third quarter of 2003 and declined $878,000 from the second quarter of 2004. This decline is a result of the lack of individual investor interest in relatively low fixed income security yields and less confidence in the equity markets, causing lower volumes of trades.

Mortgage banking revenue includes revenue from activities related to originating and selling residential real estate loans into the secondary market. With the addition of WAMC and Guardian in May of 2004, this revenue line now includes gains on the sale of mortgage loans to the secondary market, origination fees, rate lock commitment fees, document preparation fees, the impact of capitalizing servicing rights on loans sold and serviced by certain Wintrust subsidiary banks and the impact of amortizing and valuing the capitalized servicing right asset. For the quarter ended September 30, 2004, this revenue source totaled $5.3 million, an increase of $213,000 compared to the third quarter of 2003. Excluding the impact of $4.0 million of mortgage banking revenue from WAMC and Guardian in the third quarter of 2004, the mortgage banking revenue generated by the Wintrust subsidiary banks was $1.3 million, compared to the $5.1 million recorded in the third quarter of 2003. Mortgage banking revenue will continue to be dependent upon the relative level of long term interest rates.

Service charges on deposit accounts totaled $998,000 for the third quarter of 2004, an increase of $108,000, or 12%, when compared to the same quarter of 2003. This increase was mainly due to $101,000 from Advantage and Village in the third quarter of 2004. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the third quarter of 2004 and recognized gains of $1.8 million related to this activity, compared with $1.2 million of recognized gains in the third quarter of 2003. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the third quarter of 2004, the ratio was approximately 87%. Consistent with Wintrust’s strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the third quarter of 2004, an increase of $21,000 from the third quarter of 2003. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Administrative services revenue contributed by Tricom in the third quarter of 2004 increased $95,000 compared to the $945,000 recorded in the second quarter of 2004. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the third quarter of 2004 totaled $4.2 million compared to $2.5 million in the third quarter of 2003. Premium income from certain covered call and put option transactions totaled $2.7 million in the third quarter of 2004 compared to $1.3 million in the same period of 2003. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management.

The following table sets forth non-interest income by category for the periods presented:

	Nine Months Ended
	September 30,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Brokerage	$17,141	$15,204	$1,937	12.7%
Trust and asset management	6,518	5,465	1,053	19.3

Total wealth management	23,659	20,669	2,990	14.5

Mortgage banking revenue	12,549	14,877	(2,328)	(15.6)
Service charges on deposit accounts	2,944	2,611	333	12.7
Gain on sale of premium finance receivables	5,365	3,470	1,895	54.6
Administrative services revenue	2,927	3,178	(251)	(7.9)
Net available-for-sale securities gains	1,731	637	1,094	171.8
Other:
Fees from covered call and put options	7,285	6,058	1,227	20.2
Bank Owned Life Insurance	1,542	1,461	81	5.6
Miscellaneous	3,626	2,330	1,296	55.6

Total other	12,453	9,849	2,604	26.4

Total non-interest income	$61,628	$55,291	$6,337	11.5%

On a year-to-date basis, non-interest income totaled $61.6 million and increased $6.3 million compared to the prior year. The increase in non-interest income is primarily a result of increased revenue from wealth management, higher gain on sale of premium finance receivables, increased net securities gains, the impact of the recent acquisitions offset by lower mortgage banking revenues and lower administrative services revenue. The additional non-interest income added by the acquisitions of Advantage, Village, WAMC and Guardian helped offset the decline in mortgage banking revenues at the Wintrust banking subsidiaries. The acquisitions contributed $8.9 million in non-interest income ($6.8 million in mortgage banking revenue, $267,000 in service charges on deposits, $41,000 of net securities gains and $1.8 million in other) in the first nine months of 2004.

The largest changes in non-interest income, on a year-to-date basis, were the revenue recognized from the wealth management segment and the impact of acquiring WAMC and Guardian in May of 2004. Wealth management revenue increased $3.0 million, or 14%, over the amounts recorded in the first nine months of 2003. Mortgage banking revenue declined $2.3 million on a year-to-date basis, due to a decline of $9.1 million in mortgage banking revenue generated by Wintrust’s subsidiary banks offset by the impact of WAMC and Guardian which added $6.8 million to mortgage banking revenue.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2004 totaled $38.5 million and increased $6.6 million, or 21%, from the third quarter 2003 total of $31.8 million. The increase in non-interest expense, particularly salaries and employee benefits, over the third quarter of 2003, reflects the continued growth and expansion of the banks with additional branches and the addition of Advantage, Village, WAMC and Guardian. The acquisitions contributed $6.8 million of non-interest expense ($4.3 million in salaries and benefits, $470,000 in occupancy and $2.0 million in all other categories) in the third quarter of 2004.

The following table sets forth non-interest expense by category for the periods presented:

	Three Months Ended
	September 30,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Salaries and employee benefits	$23,768	$19,957	$3,811	19.1%
Equipment	2,275	1,968	307	15.6
Occupancy, net	2,529	1,841	688	37.4
Data processing	1,257	1,114	143	12.8
Advertising and marketing	785	602	183	30.4
Professional fees	1,289	862	427	49.6
Amortization of other intangibles	194	150	44	29.1
Other:
Commissions - 3rd party brokers	859	847	12	1.4
Loan expenses	305	686	(381)	(55.4)
Postage	816	564	252	44.7
Miscellaneous	4,388	3,247	1,141	35.1

Total other	6,368	5,344	1,024	19.2

Total non-interest expense	$38,465	$31,838	$6,627	20.8%

Salaries and employee benefits totaled $23.8 million for the third quarter of 2004, an increase of $3.8 million, or 19%, as compared to the prior year’s third quarter total of $20.0 million. Advantage, Village, WAMC and Guardian accounted for $4.3 million of the increase in salary and employee benefit costs. The net decrease in salaries and benefits of $528,000 attributable to non-acquisition related activities was due to significantly lower commissions paid in the third quarter of 2004 associated with decreased mortgage loan origination activity at Wintrust’s subsidiary banks and lower commissions paid on brokerage revenue, offset by higher salaries and benefits attributable to the continued growth and expansion of the existing banks with additional branches and the opening of Beverly Bank & Trust in April 2004.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other, increased $2.8 million over the prior year third quarter with $2.5 million of this increase being directly attributable to the acquisitions of Advantage, Village, WAMC and Guardian.

The following table sets forth non-interest expense by category for the periods presented:

	Nine Months Ended
	September 30,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Salaries and employee benefits	$66,841	$55,673	$11,168	20.1%
Equipment	6,626	5,727	899	15.7
Occupancy, net	7,026	5,626	1,400	24.9
Data processing	3,909	3,193	716	22.4
Advertising and marketing	2,376	1,645	731	44.4
Professional fees	3,432	2,565	867	33.8
Amortization of other intangibles	587	448	139	31.1
Other:
Commissions - 3rd party brokers	3,092	2,224	868	39.1
Loan expenses	1,102	2,048	(946)	(46.2)
Postage	2,164	1,719	445	25.9
Miscellaneous	12,954	10,391	2,563	24.7

Total other	19,312	16,382	2,930	17.9

Total non-interest expense	$110,109	$91,259	$18,850	20.7%

Year-to-date non-interest expense for 2004 totaled $110.1 million and increased $18.8 million, or 21%, from the 2003 total of $91.3 million. The increase in non-interest expense when compared to 2003, particularly salaries and employee benefits, reflects the continued growth and expansion of the banks with additional branches and the addition of Advantage, Village, WAMC and Guardian. The acquisitions contributed $14.0 million in non-interest expense ($8.5 million in salaries and benefits, $575,000 in equipment, $945,000 in occupancy, $516,000 in data processing and $3.5 million in all other categories) in the first nine months of 2004.

Salaries and employee benefits totaled $66.8 million for the first nine months of 2004, an increase of $11.2 million, or 20%, as compared to the prior year’s total of $55.6 million. Advantage, Village, WAMC and Guardian accounted for $8.5 million of the increase in salary and employee benefit costs. The remainder of the increase is attributable to the continued growth and expansion of the existing banks with additional branches, the opening of Beverly Bank & Trust in April 2004, the growth in the premium finance business and higher commission expense as a result of increased wealth management revenues. Lower commissions in the first nine months of 2004 associated with decreased mortgage loan origination activity at Wintrust’s subsidiary banks offset these increases.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other, increased $7.7 million over the first nine months of 2003 with $5.5 million of this increase being directly attributable to the acquisitions of Advantage, Village, WAMC and Guardian.

ASSET QUALITY

Allowance for Loan Losses

The following table sets forth a reconciliation of the activity in the balance of the allowance for loan losses for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2004	2003	2004	2003
Balance at beginning of period	$28,091	$21,310	$25,541	$18,390
Provision for loan losses	1,258	2,909	5,020	8,402
Allowance acquired in business combination	2,534	—	2,534	-
Charge-offs:
Commercial and commercial real estate loans	163	623	1,409	1,434
Home equity loans	—	159	—	159
Residential real estate loans	—	—	—	—
Consumer and other loans	10	22	184	152
Premium finance receivables	434	652	1,295	2,142
Indirect automobile loans	113	227	307	757
Tricom finance receivables	1	—	11	—

Total charge-offs	721	1,683	3,206	4,644

Recoveries:
Commercial and commercial real estate loans	23	75	888	213
Home equity loans	—	—	6	—
Residential real estate loans	—	—	—	13
Consumer and other loans	14	8	92	32
Premium finance receivables	154	73	411	198
Indirect automobile loans	55	68	122	152
Tricom finance receivables	—	—	—	4

Total recoveries	246	224	1,519	612

Net charge-offs	(475)	(1,459)	(1,687)	(4,032)

Balance at September 30	$31,408	$22,760	$31,408	$22,760

Annualized net charge-offs (recoveries) as a percentage of average:
Commercial and commercial real estate loans	0.03%	0.15%	0.04%	0.12%
Home equity loans	—	0.15	—	0.05
Residential real estate loans	—	—	—	(0.01)
Consumer and other loans	(0.02)	0.10	0.17	0.28
Premium finance receivables	0.13	0.34	0.14	0.43
Indirect automobile loans	0.13	0.38	0.14	0.48
Tricom finance receivables	0.01	—	0.06	(0.02)

Total loans, net of unearned income	0.05%	0.19%	0.06%	0.19%

Net charge-offs as a percentage of the provision for loan losses	37.76%	50.15%	33.61%	47.99%
Loans at September 30			$4,000,175	$2,949,143

Allowance as a percentage of loans at period-end			0.79%	0.77%

Past Due Loans and Non-performing Assets

The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	September 30,	December 31,	September 30,
(Dollars in thousands)	2004	2003	2003
Past Due greater than 90 days and still accruing:
Residential real estate and home equity	$166	$—	$80
Commercial, consumer and other	128	1,024	981
Premium finance receivables	2,971	3,439	3,210
Indirect automobile loans	312	313	294
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	3,577	4,776	4,565

Non-accrual loans:
Residential real estate and home equity	892	3,217	40
Commercial, consumer and other	5,954	9,646	3,190
Premium finance receivables	7,281	5,994	6,306
Indirect automobile loans	145	107	89
Tricom finance receivables	—	—	6

Total non-accrual	14,272	18,964	9,631

Total non-performing loans:
Residential real estate and home equity	1,058	3,217	120
Commercial, consumer and other	6,082	10,670	4,171
Premium finance receivables	10,252	9,433	9,516
Indirect automobile loans	457	420	383
Tricom finance receivables	—	—	6

Total non-performing loans	17,849	23,740	14,196

Other real estate owned	1,622	368	501

Total non-performing assets	$19,471	$24,108	$14,697

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.14%	0.48%	0.02%
Commercial, consumer and other	0.27	0.63	0.28
Premium finance receivables	1.34	1.26	1.40
Indirect automobile loans	0.26	0.24	0.23
Tricom finance receivables	—	—	0.02

Total non-performing loans	0.45%	0.72%	0.48%

Total non-performing assets as a percentage of total assets	0.33%	0.51%	0.34%

Allowance for loan losses as a percentage of non-performing loans	175.97%	107.59%	160.33%

The provision for loan losses totaled $1.3 million for the third quarter of 2004 and $2.9 million for the third quarter of 2003. For the quarter ended September 30, 2004, net charge-offs totaled $475,000, down from the $1.5 million of net charge-offs recorded in the same period of 2003. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.05% in the third quarter of 2004 from 0.19% in the same period in 2003. The five basis points of net charge-offs in the third quarter of 2004 follows two basis points of net charge-offs in the second quarter of 2004.

On a year-to-date basis, the provision for loan losses totaled $5.0 million for the first nine months of 2004 and $8.4 million for the first nine months of 2003. For the nine months ended September 30, 2004 net charge-offs totaled $1.7 million, down from the $4.0 million of net charge-offs recorded in the same period of 2003. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.06% in the first nine months of 2004 from 0.19% in the same period in 2003. The lower provision for loan losses, for the third quarter of 2004 and the first nine months of 2004 are primarily the result of an improving level of non-performing loans and a much reduced level of net loan charge-offs in 2004.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate and Home Equity

The non-performing residential real estate and home equity loans totaled $1.1 million at September 30, 2004. Included in the residential real estate and home equity non-performing loan category as of September 30, 2004 are $444,000 of non-performing loans assumed as part of the Northview acquisition completed on September 30, 2004. The balance declined $2.2 million from December 31, 2003. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.

Non-performing Commercial, Consumer and Other

The commercial, consumer and other non-performing loan category totaled $6.1 million as of September 30, 2004. The balance in this category decreased $4.6 million from December 31, 2003. Included in the commercial, consumer and other non-performing loan category as of September 30, 2004 are $1.6 million of non-performing loans assumed as part of the Northview acquisition completed on September 30, 2004. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of the dates presented, and the amount of net charge-offs for the periods then ended.

(Dollars in thousands)	September 30, 2004	September 30, 2003
Non-performing premium finance receivables	$10,252	$9,516
- as a percent of premium finance receivables outstanding	1.34%	1.40%
Net charge-offs of premium finance receivables	$884	$1,944
- annualized as a percent of average premium finance receivables	0.14%	0.43%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is up from the prior year-end level and down slightly from the level at September 30, 2003. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $457,000 at September 30, 2004, compared to $383,000 at September 30, 2003. The ratio of these non-performing loans to total indirect automobile loans was 0.26% at September 30, 2004 compared to 0.23% at September 30, 2003. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans were 0.13% for the quarter ended September 30, 2004 compared to 0.38% in the same period in 2003. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc., Village Bancorp, Inc., WestAmerica Mortgage Company, Guardian Real Estate Services, Inc., Northview Financial Corporation and Town Bankshares, Ltd. with Wintrust, unforeseen difficulties or unanticipated delays or developments relating to our pending acquisition of Antioch Holding Company, the ability to pursue additional acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

#  #  #